Exhibit 99.1

TTEC’s Board of Directors Declared an Increase in the Semi-Annual Cash Dividend

DENVER, September 17, 2019 — TTEC Holdings, Inc. (NASDAQ: TTEC), a leading digital global customer experience technology and services company focused on the design, implementation and delivery of transformative solutions for many of the world’s most iconic and disruptive brands, today announced that on September 16, 2019 its Board of Directors declared a cash dividend of $0.32 per common share to be paid on October 17, 2019 to shareholders of record as of September 30, 2019. This semi-annual dividend represents a 14.3 percent increase over the dividend paid in October of last year.

About TTEC

TTEC Holdings, Inc. (NASDAQ: TTEC) is a leading global customer experience technology and services company focused on the design, implementation and delivery of transformative customer experience for many of the world’s most iconic and disruptive brands. The Company delivers outcome-based customer engagement solutions through TTEC Digital, its digital consultancy that designs and builds human centric, tech-enabled, insight-driven customer experience solutions for clients and TTEC Engage, its delivery center of excellence, that operates customer acquisition, care, fraud prevention and detection, and content moderation services. Founded in 1982, the Company’s 48,000 employees operate on six continents across the globe and live by a set of customer-focused values that guide relationships with clients, their customers, and each other. To learn more about how TTEC is bringing humanity to the customer experience, visit www.ttec.com

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Investor Contact Paul Miller +1.303.397.8641	Media Contact Nick Cerise +1.303.397.8331	Address 9197 South Peoria Street Englewood, CO 80112	Contact ttec.com +1.800.835.3832